VALLEY NATIONAL BANCORP BOARD OF DIRECTORS DECLARES
             A 5 PERCENT STOCK DIVIDEND AND INCREASES CASH DIVIDEND


WAYNE, NJ, April 7, 1999 -- Valley National Bancorp (NYSE:VLY) today reported that the Board of Directors approved a 5 percent stock dividend payable May 18, 1999, to the shareholders of record on May 7, 1999.

Mr. Gerald H. Lipkin, Chairman, President and Chief Executive Officer of Valley National Bancorp said, "In conjunction with the stock dividend, Valley is also increasing its regular annual dividend rate from $0.95 per share on an after split basis to $1.04 per share. This represents an increase of 9.5 percent after adjusting for the effect of the stock dividend and increased cash dividend." The next regular quarterly cash dividend is due to be paid on July 1, 1999.

Valley's annual dividend rate has increased on a restated basis 1,200 percent from $0.08 per share in 1978. Mr. Lipkin noted, "We have never reduced the regular cash dividend in the 72 year history of the bank. In fact, during the last three decades, Valley's dividend has increased 30 times."

The first quarter of 1999, produced record results for Valley. The reported net income was $25.3 million, or $0.46 a diluted share, an increase in per share earnings of 7.0 percent over 1998 first quarter diluted share earnings of $0.43. After the stock dividend, diluted earnings per share are adjusted to $0.43 and $0.41 for 1999 and 1998, respectively.

Valley National Bancorp is a regional bank holding company headquartered in Wayne, NJ. Its principal subsidiary, Valley National Bank, has $5.7 billion in assets and operates 105 branch offices in 10 counties serving 71 communities throughout New Jersey.

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